Exhibit 5

May 11, 2012

Peoples Bancorp of North Carolina, Inc.
518 West C Street,
Newton,
North Carolina 28658

Re:           Peoples Bancorp of North Carolina, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Peoples Bancorp of North Carolina, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resale from time to time by selling securityholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the following securities of the Company: (i) 25,054 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Shares”); (ii) a warrant dated December 23, 2008 to purchase up to 357,234 shares of the Company’s common stock (the “Warrant”); and (iii) the 357,234 shares of common stock underlying the Warrant (the “Warrant Shares”). The Preferred Shares and Warrant were issued by the Company to the United States Department of the Treasury (“Treasury”) on December 23, 2008 pursuant to a Letter Agreement, dated as of December 23, 2008, between the Company and Treasury (including the schedules thereto and the “Securities Purchase Agreement Standards Terms” attached as Exhibit A thereto, the “Purchase Agreement”), in connection with Treasury’s Troubled Asset Relief Program Capital Purchase Program.

In connection with the opinions below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation of the Company as currently in effect, including the designation of preferences, limitations and relative rights setting forth the terms of the Preferred Shares; (ii) the bylaws of the Company as currently in effect; (iv) the Warrant; (v) certain resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the issuance of the securities covered by the Registration Statement; and (vi) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The Preferred Shares have been duly authorized and legally issued, and are fully paid and non-assessable.

2. The Warrant has been duly authorized and legally issued, is fully paid and non-assessable, and constitutes a binding obligation of the Company.

3. The Warrant Shares have been duly authorized and upon issuance upon exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement, as the same may be amended or supplemented from time to time. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Brooks, Pierce, Pierce, McLendon, Humphrey & Leonard, L.L.P.
BROOKS, PIERCE, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.